Exhibit 23.1

                         Consent of Independent Auditors



We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3) of USF&G Corporation, USF&G Capital I and USF&G Capital II, pertaining to the Cumulative Quarterly Income Preferred Securities of our reports dated February 24, 1995, except for note 1.11 as to which the date is May 22, 1995 with respect to the consolidated financial statements and schedules of USF&G Corporation included or incorporated by reference in its Annual Report, Restated (Form 10-K/A) for the year ended December 31, 1994, and the related financial statement schedule included therein filed with the Securities and Exchange Commission.



                                                       /s/ ERNST & YOUNG LLP

Baltimore, Maryland
February 6, 1996